Exhibit 3.1

STATEMENT WITH RESPECT TO SHARES
OF
FIXED-TO-FLOATING RATE NON-CUMULATIVE
PERPETUAL PREFERRED STOCK, SERIES F
OF
CUSTOMERS BANCORP, INC.

Customers Bancorp, Inc., a corporation organized and existing under the laws of the Commonwealth of Pennsylvania (the "Corporation"), in accordance with the provisions of Section 1522(c) of the Pennsylvania Business Corporation Law of 1988 thereof, does hereby certify:

The Pricing Committee of the Board of Directors of the Corporation (the "Pricing Committee"), duly authorized by the Board of Directors of the Corporation (the "Board") by resolutions of the Board duly adopted by unanimous written consent of the Board pursuant to Section 1727(b) of the Pennsylvania Business Corporation Law of 1988, effective as of September 8, 2016, and acting in accordance with such resolutions, the Corporation's Amended and Restated Articles of Incorporation, as amended to date, the Corporation's Amended and Restated Bylaws, as amended to date, and applicable law, has adopted the following resolution on September 9, 2016, creating a series of Preferred Stock of up to 3,450,000 shares of Preferred Stock of the Corporation from the Corporation's authorized Preferred Stock, which series of Preferred Stock is to be designated as "Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series F" (the "Series F Preferred Stock"):

RESOLVED, that pursuant to the authority granted to and vested in the Pricing Committee by the Board by resolutions of the Board effective as of September 8, 2016, duly adopted by unanimous written consent of the Board pursuant to Section 1727(b) of the Pennsylvania Business Corporation Law of 1988, the Series F Preferred Stock, established by the Board by resolutions effective as of September 8, 2016 and duly adopted by unanimous written consent of the Board pursuant to Section 1727(b) of the Pennsylvania Business Corporation Law of 1988 effective as of such date, shall be designated as the "Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series F," and shall consist of 3,450,000 shares, and the Pricing Committee hereby fixes and determines the terms, preferences, privileges, designations, rights, limitations and restrictions thereof as set forth below:

1.            Definitions. The following terms used herein shall be defined as set forth below:

"Appropriate Successor Banking Agency" means the "appropriate Federal banking agency" with respect to the Company as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.

"Articles" means the Amended and Restated Articles of Incorporation of the Corporation, as they may be amended from time to time.

"Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

"Bylaws" means the Amended and Restated Bylaws of the Corporation, as they may be amended from time to time.

"Common Stock" means, collectively, the common stock, $1.00 par value per share, and the Class B Non-Voting common stock, $1.00 par value per share, of the Corporation.

2.            Designation and Number of Shares.  A series of Preferred Stock designated the "Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series F" (hereinafter called "Series F Preferred Stock") is established hereby, and the authorized number of shares that shall constitute such series shall be 3,450,000 shares, $1.00 par value per share, and such shares shall have a liquidation preference of $25.00 per share. The number of shares constituting the Series F Preferred Stock may be increased from time to time by resolution of the Board or a duly authorized committee of the Board in accordance with the Articles (as then in effect), the Bylaws (as then in effect) and applicable law up to the maximum number of shares of Preferred Stock authorized to be issued under the Corporation's Articles (as then in effect) less all shares at the time authorized of any other series of Preferred Stock or decreased from time to time by a resolution of the Board of a duly authorized committee of the Board in accordance with the Articles (as then in effect), the Bylaws (as then in effect) and applicable law but not below the number of shares of Series F Preferred Stock then outstanding. Shares of Series F Preferred Stock shall be dated the date of issue, which date shall be referred to herein as the "original issue date." Shares of outstanding Series F Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation shall be cancelled and shall revert to authorized but unissued shares of the Corporation's Preferred Stock, undesignated as to series.

3.            Ranking. The shares of Series F Preferred Stock shall rank:

(a)            senior, as to dividends and upon liquidation, dissolution and winding up, to the Common Stock and to any other class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, does not expressly provide that such class or series ranks pari passu with the Series F Preferred Stock or senior to the Series F Preferred Stock as to dividends and upon liquidation, dissolution and winding up, as the case may be (collectively, "Series F Junior Securities");

(b)            on a parity, as to dividends and upon liquidation, dissolution and winding up, with (i) the series of the Corporation's preferred stock designated as Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series C, (ii) the series of the Corporation's preferred stock designated as Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series D, (iii) the series of the Corporation's preferred stock designated as Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series E and (iv) any other class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, expressly provides that such class or series ranks pari passu with the Series F Preferred Stock as to dividends and upon liquidation, dissolution and winding up, as the case may be (collectively, "Series F Parity Securities"); and

(c)            junior, as to dividends and upon liquidation, dissolution and winding up, to any other class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, expressly provides that such class or series ranks senior to the Series F Preferred Stock as to dividends and upon liquidation, dissolution and winding up, as the case may be.

The Corporation may authorize and issue additional shares of Series F Junior Securities and Series F Parity Securities from time to time without the consent of the holders of the Series F Preferred Stock.

4.            Dividends.

(a)            Holders of Series F Preferred Stock will be entitled to receive, only when, as and if declared by the Board or a duly authorized committee of the Board, on each Series F Dividend Payment Date, out of assets legally available for the payment of dividends thereof, non-cumulative cash dividends based on the liquidation preference of the Series F Preferred Stock of $25.00 per share at a rate equal to (i) 6.00% per annum for each Series F Dividend Period (as defined below) from the original issue date of the Series F Preferred Stock to, but excluding, December 15, 2021 (the "Fixed Rate Period") and (ii) three-month LIBOR (as defined below) plus a spread of 4.762% per annum, for each Series F Dividend Period beginning on or after December 15, 2021 or, in the case of optional redemption pursuant to Section 6(a), to, and including, the redemption date of the Series F Preferred Stock (the "Floating Rate Period"). If the Corporation issues additional shares of the Series F Preferred Stock after the original issue date, dividends on such shares may accrue from the original issue or any other date specified by the Board or a duly authorized committee of the Board at the time such additional shares are issued.

(b)            If declared by the Board or a duly authorized committee of the Board, dividends will be payable on the Series F Preferred Stock quarterly, in arrears on each Series F Dividend Payment Date.  "Series F Dividend Payment Date" means each March 15, June 15, September 15 and December 15 of each year beginning on December 15, 2016; provided, however, that (i) if any such Series F Dividend Payment Date on or before December 15, 2021 is not a Business Day, then such date shall nevertheless be a Series F Dividend Payment Date but dividends on the Series F Preferred Stock shall be paid on the next succeeding Business Day (without any adjustment to the amount of the dividend per share of Series F Preferred Stock) and (ii) if any such Series F Dividend Payment Date after December 15, 2021 is not a Business Day, then the next succeeding Business Day shall be the applicable Series F Dividend Payment Date relating to such Series F Dividend Period and dividends shall accrue to and be paid on the next succeeding Business Day.

(c)            For so long as any shares of Series F Preferred Stock are outstanding, the Corporation shall not issue any shares of preferred stock having any dividend payment date that is not also a Series F Dividend Payment Date for the Series F Preferred Stock.

(d)            Dividends will be payable to holders of record of Series F Preferred Stock on the applicable record date, which shall be the 15th calendar day before the applicable Series F Dividend Payment Date, or such other record date, not less than 15 calendar days nor more than 30 calendar days before the applicable Series F Dividend Payment Date, as such record date shall be fixed by the Board or a duly authorized committee of the Board.

(e)            A "Series F Dividend Period" is the period from and including a Series F Dividend Payment Date to, but excluding, the next succeeding Series F Dividend Payment Date, except that the initial Series F Dividend Period will commence on and include the original issue date of Series F Preferred Stock and continue to but exclude December 15, 2016. Dividends payable on Series F Preferred Stock for the Fixed Rate Period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable on the Series F Preferred Stock for the Floating Rate Period will be computed by multiplying the per annum dividend rate in effect for that Floating Rate Period by a fraction, the numerator of which shall be the actual number of days in that Floating Rate Period and the denominator of which shall be 360, and multiplying the rate obtained by $25.00 to determine the dividend per share of Series F Preferred Stock. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upwards. Dividends on the Series F Preferred Stock will cease to accrue on the redemption date, if any, with respect to the Series F Preferred Stock, unless the Corporation defaults in the payment of the redemption price of the Series F Preferred Stock called for redemption.

(f)            The dividend rate for each Series F Dividend Period during the Floating Rate Period will be determined by the calculation agent using "three-month LIBOR" (as defined below) as in effect on the second London business day immediately preceding the first day of the Series F Dividend Period, which date is the "dividend determination date" for the applicable Series F Dividend Period. The calculation agent then will add the spread of 4.762% per annum to the three-month LIBOR rate as determined on the dividend determination date. Absent manifest error, the calculation agent's determination of the dividend rate, and its calculation of the amount of dividends, for a Series F Dividend Period will be binding and conclusive on holders of Series F Preferred Stock, the transfer agent and the Corporation. A "London business day" is any day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is a day on which dealings in U.S. dollars are transacted in the London interbank market.

The term "three-month LIBOR" means the London interbank offered rate for deposits in U.S. dollars having an index maturity of three months in amounts of at least $1,000,000, as that rate appears on Reuters screen page "LIBOR01", or any successor page, at approximately 11:00 a.m., London time, on the relevant dividend determination date. If no offered rate appears on Reuters screen page "LIBOR01", or any successor page, on the relevant dividend determination date at approximately 11:00 a.m., London time, then the calculation agent, after consultation with the Corporation, will select four major banks in the London interbank market and will request each of their principal London offices to provide a quotation of the rate at which three-month deposits in U.S. dollars in amounts of at least $1,000,000 are offered by it to prime banks in the London interbank market, on that date and at that time, that is representative of single transactions at that time. If at least two quotations are provided, three-month LIBOR will be the arithmetic average (rounded upward, if necessary, to the nearest .00001 of 1%) of the quotations provided. Otherwise, the calculation agent will select three major banks in New York City and will request each of them to provide a quotation of the rate offered by it at approximately 11:00 a.m., New York City time, on the dividend determination date for loans in U.S. dollars to leading European banks having an index maturity of three months for the applicable Series F Dividend Period in an amount of at least $1,000,000 that is representative of single transactions at that time. If three quotations are provided, three-month LIBOR will be the arithmetic average (rounded upward, if necessary, to the nearest .00001 of 1%) of the quotations provided. Otherwise, three-month LIBOR for the next Series F Dividend Period will be equal to three-month LIBOR in effect for the then-current Series F Dividend Period, or, in the case of the first floating rate period, the most recent rate that could have been determined had the floating rate period been applicable prior to the first floating rate period.

(g)            Dividends on the Series F Preferred Stock will not be cumulative. If the Board or a duly authorized committee of the Board does not declare a dividend, in full or otherwise, on the Series F Preferred Stock in respect of a Series F Dividend Period, then such unpaid dividends shall cease to accrue, shall not be payable on the applicable Series F Dividend Payment Date or be cumulative, and the Corporation will have no obligation to pay (and the holders of the Series F Preferred Stock shall have no right to receive) dividends accrued for such Series F Dividend Period after the Series F Dividend Payment Date for such Series F Dividend Period, whether or not the Board or a duly authorized committee of the Board declares a dividend for any future Series F Dividend Period with respect to the Series F Preferred Stock, the Corporation's Common Stock, or any other class or series of the Corporation's Preferred Stock.  No interest, or sum of money in lieu of interest shall be payable in respect of any dividend not declared.

(h)            Notwithstanding any other provision hereof, dividends on the Series F Preferred Stock shall not be declared, paid or set aside for payment to the extent such act would cause the Corporation to fail to comply with the laws and regulations applicable thereto, including applicable capital adequacy rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve") or, as and if applicable, the capital adequacy rules or regulations of any Appropriate Successor Banking Agency.

(i)            So long as any share of Series F Preferred Stock remains outstanding:

(1)            no dividend shall be declared or paid or set aside for payment, and no distribution shall be declared or made or set aside for payment, on any Series F Junior Securities, other than (i) a dividend payable solely in Series F Junior Securities or (ii) any dividend in connection with the implementation of a shareholders' rights plan, or the issuance of rights, stock or other property under any such plan, or the redemption or repurchase of any rights under such plan;

(2)            no shares of Series F Junior Securities shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly, other than (i) as a result of a reclassification of Series F Junior Securities for or into other Series F Junior Securities, (ii) the exchange or conversion of one share of Series F Junior Securities for or into another share of Series F Junior Securities, (iii) through the use of the proceeds of a substantially contemporaneous sale of other shares of Series F Junior Securities, (iv) purchases, redemptions or other acquisitions of shares of Series F Junior Securities in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (v) purchases of shares of Series F Junior Securities pursuant to a contractually binding requirement to buy Series F Junior Securities existing prior to the preceding Series F Dividend Period, including under a contractually binding stock repurchase plan, or (vi) the purchase of fractional interests in shares of Series F Junior Securities pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged; nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation; and

(3)            no shares of Series F Parity Securities shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly, other than (i) pursuant to pro rata offers to purchase all, or a pro rata portion, of Series F Preferred Stock and such Series F Parity Securities, (ii) as a result of a reclassification of Series F Parity Securities for or into other Series F Parity Securities, (iii) the exchange or conversion of one share of Series F Parity Securities for or into another share of Series F Parity Securities, (iv) through the use of the proceeds of a substantially contemporaneous sale of other shares of Series F Parity Securities, (v) purchases of shares of Series F Parity Securities pursuant to a contractually binding requirement to buy Series F Parity Securities existing prior to the preceding Series F Dividend Period, including under a contractually binding stock repurchase plan, or (vi) the purchase of fractional interests in shares of Series F Parity Securities pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged; nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation unless, in each case, the full dividends for the most recently completed Series F Dividend Period on all outstanding shares of Series F Preferred Stock have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside.

(j)            When dividends are not paid in full upon the shares of Series F Preferred Stock and any Series F Parity Securities, all dividends declared upon shares of Series F Preferred Stock and any Series F Parity Securities will be declared on a pro rata basis so that the respective amounts of such dividends declared will bear the same ratio to each other as all accrued but unpaid dividends for the Series F Preferred Stock and all accrued but unpaid dividends on any Series F Parity Securities bear to each other.

(k)            Subject to the foregoing, and not otherwise, dividends (payable in cash, stock or otherwise), as may be determined by the Board or a duly authorized committee of the Board, may be declared and paid on the Common Stock and any other class or series of capital stock ranking equally with or junior to Series F Preferred Stock from time to time out of any assets legally available for such payment, and the holders of Series F Preferred Stock shall not be entitled to participate in any such dividend.

5.            Liquidation.

(a)            Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of Series F Preferred Stock are entitled to receive out of assets of the Corporation available for distribution to shareholders, after satisfaction of liabilities or obligations to creditors, if any, and subject to the rights of holders of any securities ranking senior to or on parity with Series F Preferred Stock with respect to distributions of assets, before any distribution of assets is made to holders of Common Stock or any Series F Junior Securities, a liquidating distribution in the amount of the liquidation preference of $25.00 per share plus any declared and unpaid dividends prior to the payment of the liquidating distribution, without accumulation of any dividends that have not been declared prior to the payment of the liquidating distribution. After payment of the full amount of such liquidating distribution, the holders of Series F Preferred Stock shall not be entitled to any further participation in any distribution of assets of the Corporation.

(b)            In any such liquidating distribution, if the assets of the Corporation are not sufficient to pay the liquidation preferences (as defined below) in full to all holders of Series F Preferred Stock and all holders of any Series F Parity Securities, the amounts paid to the holders of Series F Preferred Stock and to the holders of all Series F Parity Securities will be paid pro rata in accordance with the respective aggregate liquidating preferences owed to those holders. In any such distribution, the "liquidation preference" of any holder of Series F Preferred Stock or any Series F Parity Securities means the amount otherwise payable to such holder in such distribution (assuming no limitation on our assets available for such distribution), including any declared but unpaid dividends (and, in the case of any holder of stock other than the Series F Preferred Stock and on which dividends accrue on a cumulative basis, an amount equal to any unpaid, accrued, cumulative dividends, whether or not declared, as applicable). If the liquidation preference has been paid in full to all holders of Series F Preferred Stock and any Series F Parity Securities, the holders of the Corporation's Series F Junior Securities shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(c)            For purposes of this Section 5, neither the sale, conveyance, exchange or transfer of all or substantially all of the assets or business of the Corporation for cash, securities or other property, nor the merger or consolidation of the Corporation with any other entity, including a merger or consolidation in which the holders of Series F Preferred Stock receive cash, securities or property for their shares, shall constitute a liquidation, dissolution or winding up of the Corporation.

6.            Redemption.

(a)            Series F Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions. Series F Preferred Stock is not redeemable prior to December 15, 2021. On and after that date, shares of Series F Preferred Stock at the time outstanding will be redeemable at the option of the Corporation, subject to the approval of the Federal Reserve or any successor Appropriate Federal Banking Agency, in whole or in part, from time to time, on any Series F Dividend Payment Date, at a redemption price equal to $25.00 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends. Holders of Series F Preferred Stock will have no right to require the redemption or repurchase of Series F Preferred Stock. Notwithstanding the foregoing, within 90 days following the occurrence of a Regulatory Capital Treatment Event (as defined below), the Corporation, at its option, may redeem, at any time, all (but not less than all) of the shares of the Series F Preferred Stock at the time outstanding, at a redemption price equal to $25.00 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends, upon notice given as provided in sub-section (b) below.

A "Regulatory Capital Treatment Event" means the good faith determination by the Board or a duly authorized committee of the Board that, as a result of (i) any amendment to, or change in, the laws or regulations of the United States or any political subdivision of or in the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Federal Reserve and other federal banking agencies) that is enacted or becomes effective after the initial issuance of any share of the Series F Preferred Stock; (ii) any proposed change in those laws or regulations that is announced after the initial issuance of any share of the Series F Preferred Stock; or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of any share of the Series F Preferred Stock, there is more than an insubstantial risk that the Corporation will not be entitled to treat the full liquidation value of the shares of the Series F Preferred Stock then outstanding as "Tier 1 Capital" (or its equivalent) for purposes of the capital adequacy rules of the Federal Reserve (or, as and if applicable, the capital adequacy rules or regulations of any successor Appropriate Federal Banking Agency), as then in effect and applicable, for as long as any share of the Series F Preferred Stock is outstanding.

(b)            If shares of Series F Preferred Stock are to be redeemed, the notice of redemption shall be given by first class mail to the holders of record of Series F Preferred Stock to be redeemed, mailed not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if the shares of Series F Preferred Stock are held in book-entry form through The Depository Trust Company, or "DTC", the Corporation may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth: (i) the redemption date; (ii) the number of shares of Series F Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; and (iv) that dividends on the shares to be redeemed will cease to accrue on the redemption date. If notice of redemption of any shares of Series F Preferred Stock has been duly given and if the funds necessary for such redemption have been set aside by the Corporation for the benefit of the holders of any shares of Series F Preferred Stock so called for redemption, then, on and after the redemption date, dividends will cease to accrue on such shares of Series F Preferred Stock, such shares of Series F Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price described in sub-section (a) above.

(c)            In case of any redemption of only part of the shares of Series F Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata, by lot or in such other manner as the Corporation may determine to be equitable and permitted by the rules of any national securities exchange on which the Series F Preferred Stock is listed.

7.            Voting Rights.

(a)            Except as provided below or as expressly required by law, the holders of shares of Series F Preferred Stock shall have no voting power, and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of shares of capital stock, and shall not be entitled to call a meeting of such holders for any purpose, nor shall they be entitled to participate in any meeting of the holders of the Common Stock.

(b)            So long as any shares of Series F Preferred Stock remain outstanding, the affirmative vote or consent of the holders of at least two-thirds of all of the shares of Series F Preferred Stock at the time outstanding, voting separately as a class, shall be required to:

(1)            authorize, create or issue, or increase the authorized amount of, shares of any class or series of stock ranking senior to the Series F Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Corporation, or issue any obligation or security convertible into or exchangeable for or evidencing the right to purchase, any such class or series of the Corporation's capital stock;

(2)            amend, alter or repeal the provisions of the Corporation's Articles (including this Statement with Respect to Shares), whether by merger, consolidation or otherwise, so as to materially and adversely affect the powers, preferences, privileges or rights of Series F Preferred Stock, taken as a whole; provided, however, that any amendment to authorize, create or issue, or increase the authorized amount of, any Series F Junior Securities or any Series F Parity Securities, or any securities convertible into or exchangeable for Series F Junior Securities or Series F Parity Securities, will not be deemed to materially and adversely affect the powers, preferences, privileges or rights of Series F Preferred Stock; or

(3)            consolidate with or merge into any other corporation, complete a binding share exchange or reclassification involving the Series F Preferred Stock or complete the sale, conveyance, exchange or transfer of all or substantially all of the assets or business of the Corporation unless, in any case, the shares of Series F Preferred Stock outstanding at the time of such consolidation or merger or sale either (i) remain outstanding or (ii) are converted into or exchanged for preference securities of the surviving entity or any entity controlling the surviving entity having such rights, preferences, privileges and powers (including voting powers), taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and powers (including voting powers) of the Series F Preferred Stock, taken as a whole.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series F Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by the Corporation for the benefit of the holders of Series F Preferred Stock to effect such redemption.

(c)            If the Corporation fails to pay, or declare and set aside for payment, dividends on outstanding shares of the Series F Preferred Stock or any Series F Parity Stock which has voting rights on parity with the voting rights provided to the Series F Preferred Stock ("Special Voting Preferred Stock) for six or more quarterly Series F Dividend Periods, or their equivalent, whether or not consecutive (a "Nonpayment Event"), the authorized number of directors of the Corporation shall be increased by two and the holders of the Series F Preferred Stock (along with holders of any Special Voting Preferred Stock then outstanding, voting together as a class based on respective liquidation preferences), shall have the right to elect two directors (hereinafter the "Preferred Directors" and each a "Preferred Director") to fill such newly-created directorships; provided, however, that at no time shall the Board include more than two Preferred Directors. At the request of any holder of Series F Preferred Stock, a special meeting of the holders of Series F Preferred Stock and any such Special Voting Preferred Stock shall be called by the Corporation for the election of the Preferred Directors;  provided, however, that if such request for special meeting is received less than 90 days before the date fixed for the next annual or special meeting of the Corporation's shareholders, such election of Preferred Directors shall be held at such next annual or special meeting of shareholders), followed by such election of such Preferred Directors at each subsequent annual meeting of shareholders until all full dividends have been declared and paid on the Series F Preferred Stock for at least four consecutive Series F Dividend Periods after the Nonpayment Event, except as provided by law, subject to re-vesting in the event of each and every subsequent Nonpayment Event.

When dividends have been declared and paid in full on the Series F Preferred Stock for at least four consecutive Dividend Periods after a Nonpayment Event, then the right of the holders of Series F Preferred Stock to elect the Preferred Stock Directors shall cease (but subject in any case to re-vesting of such voting rights in the case of each and every subsequent Nonpayment Event), and the Preferred Directors shall cease to be qualified as directors, the term of office of all Preferred Directors then in office shall terminate immediately and the Corporation's authorized number of directors shall be automatically reduced by the number of Preferred Directors elected pursuant hereto. Any Preferred Director may be removed at any time, with or without cause by a majority of the outstanding shares of Series F Preferred Stock (along with holders of any Special Voting Preferred Stock then outstanding, voting together as a class based on respective liquidation preferences). If the office of any Preferred Director becomes vacant for any reason other than removal from office as aforesaid, the remaining Preferred Director may choose, by means of written consent, a successor who shall hold office for the unexpired term in respect of which such vacancy occurred, or if none remains in office, by a vote of the holders of a majority of the outstanding shares of Series F Preferred Stock (along with holders of any Special Voting Preferred Stock then outstanding, voting together as a class based on respective liquidation preferences).

(d)            The rules and procedures for calling and conducting any meeting of the holders of Series F Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such meeting or such consents shall be governed by any rules that the Board or any duly authorized committee of the Board, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Articles (as then in effect), the Bylaws (as then in effect), and applicable law and the rules of any national securities exchange on which the Series F Preferred Stock is listed or traded at the time.

8.            Conversion Rights. The holders of shares of Series F Preferred Stock shall not have any rights to convert such shares into shares of any other class or series of securities of the Corporation.

9.            Preemptive Rights. The holders of shares of Series F Preferred Stock will have no preemptive rights with respect to any shares of the Corporation's capital stock or any of its other securities convertible into or carrying rights or options to purchase or otherwise acquire any such capital stock or any interest therein, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

10.            Certificates. The Corporation may at its option issue shares of Series F Preferred Stock without certificates. If certificated, the Corporation shall replace any mutilated certificate at the holder's expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the holder's expense upon delivery to the Corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Corporation.

11.            Transfer Agent. The Corporation shall appoint a transfer agent for the Series F Preferred Stock. The Corporation may, in its sole discretion, remove the transfer agent in accordance with the agreement between the Corporation and the transfer agent; provided that the Corporation shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal.

12.            Registrar. The Corporation shall appoint a registrar for the Series F Preferred Stock. The Corporation may, in its sole discretion, remove the registrar in accordance with the agreement between the Corporation and the registrar; provided that the Corporation shall appoint a successor registrar who shall accept such appointment prior to the effectiveness of such removal.

13.            Calculation Agent.  The Corporation shall appoint a calculation agent for the Series F Preferred Stock. The Corporation may, in its sole discretion, remove the calculation agent in accordance with the agreement between the Corporation and the calculation agent; provided that the Corporation shall appoint a successor calculation agent who shall accept such appointment prior to the effectiveness of such removal.

14.            No Other Rights. The shares of Series F Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Articles, or as provided by applicable law.

IN WITNESS WHEREOF, the Corporation has caused this Statement With Respect to Shares to be signed by Robert E. Wahlman, its Chief Financial Officer, September 15, 2016.

CUSTOMERS BANCORP, INC.

By:	/s/ Robert E. Wahlman
Name:	Robert E. Wahlman
Title:	Chief Financial Officer